Exhibit 99.1


                MARATHON OIL CORPORATION REPORTS FOURTH QUARTER
                            AND YEAR END 2002 RESULTS

       HOUSTON, January 23, 2003 - Marathon Oil Corporation (NYSE: MRO) today reported fourth quarter 2002 net income of $194 million or $.62 per diluted share. No special items were incurred in the fourth quarter 2002. Net income, adjusted for special items, in the fourth quarter of 2001 was $98 million or $.32 per diluted share. Net loss applicable to Marathon Oil Corporation common stock in the fourth quarter of 2001 was $898 million, or $2.90 per share, which included special items of a $1.144 billion after-tax loss related to the disposition of United States Steel and a $28 million after-tax charge related to an inventory market valuation reserve adjustment.
       Marathon reported 2002 net income, adjusted for special items, of $563 million or $1.81 per diluted share, compared to net income, adjusted for special items, of $1.485 billion or $4.80 per diluted share, for 2001.
       Marathon reported 2002 net income of $516 million, or $1.66 per diluted share, which included $47 million in unfavorable after-tax special items as shown in the table below. Net income applicable to Marathon Oil Corporation common stock in 2001 was $377 million, or $1.22 per diluted share, which included $1.328 billion in unfavorable after-tax special items as shown in the table below.


                               Earnings Highlights
               (Dollars in millions except per diluted share data)


                                                                            Quarter ended           Year ended
                                                                            December 31           December 31
                                                                           2002       2001       2002       2001
-------------------------------------------------------------------------------------------------------------------------
Net income adjusted for special items                                       $194       $98       $563     $1,485
Adjustments for special items (After-tax):
  Extraordinary loss from early extinguishment of debt                       --        --         (33)        --
  Deferred tax related to an increase in tax rates in the UK                 --        --         (61)        --
  Gain on asset disposition                                                  --        --          15         --
  Contract settlement                                                        --        --          (9)        --
  Cumulative effect of changes in accounting principles                      --        --          13         (8)
  Inventory market valuation reserve adjustment                              --        (28)        28        (28)
  Loss related to sale of certain Canadian assets                            --        --          --       (126)
  Gain on lease resolution with U.S. Government                              --        --          --         37
  Items related to disposition of United States Steel                        --     (1,144)        --     (1,203)
Net income (loss)                                                           $194   ($1,074)      $516       $157
Net income (loss) applicable to Marathon Oil Corporation common stock*      $194     ($898)      $516       $377
Net income adjusted for special items - per diluted share                   $.62      $.32      $1.81      $4.80
Net income (loss) applicable to Marathon Oil Corporation common stock
  - per diluted share                                                       $.62    ($2.90)     $1.66      $1.22
Revenues and other income                                                 $8,614    $6,859    $31,720    $33,122



* During 2001, Marathon had two outstanding classes of common stock:
USX-Marathon Group common stock and USX-U. S. Steel Group common stock. Net income applicable to Marathon Oil Corporation common stock excludes amounts applicable to USX-U. S. Steel Group common stock. See Notes 1 and 2 to the attached financial statements.

2002 Highlights
>> Achieved a 2002 reserve replacement ratio of more than 250 percent at finding and development costs of less than $5.00 per barrel of oil equivalent (boe)
>> Core areas established and strengthened through:
   o  Acquisition and successful integration of Equatorial Guinea interests
   o  Approval of Equatorial Guinea phase 2A and 2B expansion projects
   o  Acquisition of additional upstream interests in Norway
   o  First production from Camden Hills ultra-deepwater gas development
   o  Expanded Powder River Basin coalbed natural gas interests
>> Realized exploration success in deepwater focus areas:
   o  Plutao oil discovery offshore Angola
   o  Annapolis gas discovery offshore Nova Scotia
>> Integrated gas strategy advanced through:
   o Award of front-end engineering and design (FEED) contract for proposed Equatorial Guinea liquefied natural gas (LNG) project
   o  Acquisition of Elba Island, Georgia, LNG delivery agreement
>> Marathon Ashland Petroleum LLC (MAP) asset portfolio enhanced through:
   o  Pilot Travel Center's pending acquisition of Williams Travel Centers
   o  Commencement of Centennial Pipeline operations
   o  Beginning of construction on Cardinal Products Pipeline

     "During 2002 Marathon made solid progress in delivering on our business strategy. We strengthened our core areas, advanced our emerging integrated natural gas opportunities and had improved exploration success, all of which reinforced the platform upon which we plan to deliver value growth in 2003 and beyond," said Marathon Oil Corporation President and CEO Clarence P. Cazalot Jr.
     "Although 2002 was a very challenging year for the refining and marketing industry, Marathon's integrated operations enabled us to partially offset the commodity market volatility experienced during the year," added Cazalot. "While the downstream business had strong operating performance, that segment was challenged by the high price of crude oil and narrow margins, while our upstream business realized the benefits of high crude oil prices."
     One of the company's key achievements during 2002 was the replacement of more than 250 percent of production at finding and development costs of less than $5.00 per boe. At year-end, Marathon had proved reserves of more than 1.25 billion boe, and the company is on track to increase its proved reserve base to approximately 1.4 billion boe by the end of 2004, excluding acquisitions and dispositions.

Exploration and Production
     In Equatorial Guinea, Marathon secured government approval of the company's Alba field phase 2B liquefied petroleum gas (LPG) expansion project during the fourth quarter, complementing the phase 2A offshore and condensate expansion project announced in September 2002. Upon completion of phase 2A (fourth quarter 2003) and phase 2B (fourth quarter 2004), gross liquids sales will increase from 40,000 barrels per day (bpd) to approximately 90,000 bpd. This new total volume will consist of 54,000 bpd condensate, 16,000 bpd of LPG and 20,000 bpd of methanol. Marathon's net share of liquid sales, including methanol, will be approximately 47,000 bpd in late 2004 as compared to 21,000 bpd currently.

     With the approval of the phase 2A and 2B expansion projects, Marathon's current net proved reserves in Equatorial Guinea total approximately 300 million boe. The full-cycle finding and development cost of these reserves is estimated at $4.60 per boe.
     Also during the fourth quarter, the company's Camden Hills field in the ultra-deepwater of the Gulf of Mexico began producing natural gas from a world-record water depth of 7,209 feet. The Camden Hills development is part of the recently completed Canyon Express gas gathering system. Marathon operates and holds a 50-percent interest in Camden Hills, which is currently flowing at a gross rate of approximately 105 million cubic feet per day (mmcf/d) from two wells.
     In Norway, Marathon's 2002 acquisition of seven new production licenses enhanced the company's presence in this new core area. The company expects to appraise and develop approximately 135 million boe of total Norwegian net risked resource over the next few years. Activity in 2003 will be focused in the west of Heimdal area where Marathon plans to drill three or four exploration wells in which the company holds working interests ranging from 46 to 65 percent. Marathon's net 2002 Norwegian production averaged 3,300 barrels of oil equivalent per day (boepd) and is projected to exceed 40,000 boepd by 2006.
     Earlier in 2002, Marathon expanded its coalbed natural gas interests in the Powder River Basin through a property exchange. As a result, the company added more than 400 billion cubic feet (bcf) of Powder River Basin risked resource, including some 110 bcf of proved reserves. This brings Marathon's total resource in the Powder River Basin to 1.6 trillion cubic feet, including 417 bcf of proved reserves. Including the property exchange, Marathon's net coalbed natural gas production increased by nearly 70 percent from 2001 to 2002. Net gas production averaged 46 mmcf/d in 2001 compared to 79 mmcf/d in 2002. Excluding the acquired volumes, 2002 production increased by more than 25 percent, consistent with the growth obtained from 2000 to 2001. Current production is more than 90 mmcf/d.
     In exploration, Marathon participated in the drilling of two deepwater
Gulf of Mexico wells during the fourth quarter. The initial well on the Kansas prospect (Atwater Valley block 489), in which Marathon has a 33.3-percent interest, did not encounter hydrocarbons. The Neptune #4 appraisal well
(Atwater Valley block 573), in which Marathon has a 30-percent interest, tested the northern flank of the Neptune structure and was also unsuccessful, but was suspended for potential reentry at a later date. Currently in the Gulf of Mexico, Marathon is drilling the Komodo prospect (Green Canyon block 569) and the Barracuda prospect (Desoto Canyon block 927), in which the company has 50-percent working interests.

     Marathon has a 30-percent interest in Angola deepwater block 32, where the first exploration well, Gindungo, has reached total depth with encouraging results. This well is currently being tested. Upon completion of operations on Gindungo, the rig will be moved to block 31 where it will drill the Saturno prospect, which is adjacent to the recent Plutao oil discovery. Marathon holds a 10-percent working interest in block 31.
     Earlier in 2002, Marathon announced a deepwater gas discovery offshore
Nova Scotia on the Marathon-operated Annapolis block, in which the company holds a 30-percent interest. In 2003, Marathon plans to drill one exploration well on the Annapolis block and will acquire new 3-D seismic on two adjacent blocks.
     "We are encouraged by our 2002 exploration successes offshore Nova
Scotia and Angola and have plans for additional activities in 2003," said Cazalot. "In addition, we will be increasing our 2003 shallow water exploration activities in Norway and Equatorial Guinea to help add value to these new core areas."

Refining, Marketing and Transportation
     Commenting on the refining, marketing and transportation (downstream) segment, Cazalot said, "Despite the difficult refining and marketing environment experienced during 2002, MAP was able to continue its industry-leading efficiency and remain a top-tier performer when compared to its peers, with a number one ranking in adjusted income per barrel of refinery throughput through the first nine months of the year. Complementing its best-in-class downstream performance, MAP's fourth quarter same store merchandise sales increased approximately 2 percent compared to the same period in 2001, which was up almost 12 percent compared to the same period in 2000."
     In the fourth quarter, Pilot Travel Centers LLC signed a definitive agreement to purchase 60 travel centers from Williams Travel Centers, Inc. The transaction is scheduled to close late in the first quarter 2003. Pilot Travel Centers LLC is a joint venture, 50-percent owned by Marathon Ashland Petroleum LLC and 50-percent owned by Pilot Corporation. Pilot Travel Centers LLC operates the country's largest travel center network.
     Cardinal Products Pipeline construction continued during the fourth quarter but weather impacted construction progress. Pipeline start-up is expected midyear 2003. The pipeline will provide a stable, cost-effective supply of gasoline, diesel fuel and jet fuel to the central Ohio market.

     Other MAP 2002 milestones include the start-up of the Centennial Pipeline, which provides finished products to the Midwest from U.S. Gulf Coast refineries. In addition, the Garyville, Louisiana, refinery coking unit successfully completed its first full year of operation.

Other Energy Related Businesses
     During the fourth quarter, Marathon continued to advance its emerging integrated gas opportunities by awarding a FEED contract for the proposed phase 3 LNG project in Equatorial Guinea. This project would be complemented by the previously announced acquisition of long-term LNG delivery rights at Elba Island, Georgia.
     Marathon continues to monetize existing dry gas in Equatorial Guinea through its 45-percent interest in Atlantic Methanol Production Company. In its first full year of production, the new methanol plant operated at full capacity in the second half of 2002 following reformer repairs in the second quarter. Methanol contract pricing within the industry strengthened considerably during 2002, rising from 37 cents per gallon ($123 per ton) in the first quarter, to 62 cents per gallon ($206 per ton) for the second half of the year.
     During 2002 Marathon significantly enhanced its gas transportation position in the Rocky Mountain Region by acquiring additional pipeline export capacity, giving the company long-term access to mid-continent markets at competitive prices. This provides Marathon with attractive netbacks on its equity production, as well as for its other gas marketing business.
     In addition, the company advanced plans to develop an LNG regasification, power generation and water treatment complex located near Tijuana, Mexico, through the submission of a permit application and the award of a FEED contract. Marathon's permit submission for the Tijuana Regional Energy Center was the first of its kind accepted by the Mexican government and approval is expected during the first quarter 2003.

Segment Results
     Total segment income was $448 million in fourth quarter 2002 and $1.467 billion for full year 2002, compared with $363 million and $3.395 billion in the same periods in 2001. In the fourth quarter 2002, Marathon changed its reporting to include costs of certain emerging integrated gas projects in Other Energy Related Businesses, including costs related to the Tijuana Regional Energy Center, Equatorial Guinea phase 3 LNG project and the ultra-clean fuels research and development project sponsored by the U.S. Department of Energy. Previously in 2002, these costs were reported in Exploration and Production. Segment income and capital expenditures for previous quarters in 2002 have been revised to reflect this change.

Exploration and Production
     Upstream segment income totaled $345 million in fourth quarter 2002 and $1.033 billion for the year, compared to $120 million and $1.419 billion in the comparable periods of 2001.
     United States upstream income was $198 million in fourth quarter 2002 and $687 million for the year, compared to $115 million and $1.122 billion in the same periods of 2001. The increase in the fourth quarter was primarily due to higher prices, partially offset by lower sales volumes. The year-over-year decrease was due to lower natural gas prices, lower volumes, lower derivative gains and higher dry well expense, partially offset by higher liquid hydrocarbon prices.
     International upstream income was $147 million in fourth quarter 2002 and $346 million for the year, compared to $5 million and $297 million for the same periods of 2001. The increase in the fourth quarter was a result of additional production from Equatorial Guinea, higher liquid hydrocarbon prices, mark-to-market valuation gains of $26 million associated with long-term natural gas contracts for the Brae field and lower dry well expense. The increase year-over-year was a result of higher production volumes partially offset by lower natural gas prices.
     Marathon estimates its 2003 and 2004 production will average approximately 390,000 to 395,000 boepd, excluding the effects of any acquisitions or dispositions. This compares to 2002 production of slightly over 412,000 boepd.

Refining, Marketing and Transportation
     Downstream segment income was $88 million in fourth quarter 2002 and $356 million for the year versus segment income of $221 million and $1.914 billion in the comparable periods of 2001. The fourth quarter and year decreases primarily reflect a significantly lower refining and wholesale marketing margin. The lower fourth quarter refining and wholesale marketing margin was due primarily to increased crude oil costs which exceeded the increase in refined product selling prices for all commodities other than gasoline and distillates, decreased refinery throughput and increased manufacturing expenses compared to the prior year period. MAP completed turnarounds at its Robinson and St. Paul Park refineries during the fourth quarter 2002. For the year, the refining and wholesale marketing margin was severely compressed as crude oil costs increased while average refined product prices decreased compared to the prior year period. The increased crude costs were impacted by a narrowing of the price differential between sweet and sour crude oil in 2002. The decreased refining and wholesale marketing margin was also impacted by higher manufacturing expenses in 2002.

Other Energy Related Businesses
     Other energy related businesses segment income was $15 million in fourth quarter 2002 and $78 million for the year, compared with $22 million and $62 million in the same periods of 2001. The decrease in the fourth quarter was primarily due to predevelopment costs associated with emerging integrated gas projects. The increase for the year reflected a favorable effect of $26 million from increased margins in gas marketing activities and mark-to-market valuation changes in associated derivatives and earnings of $11 million from Marathon's equity investment in the Equatorial Guinea methanol plant, partially offset by predevelopment costs associated with emerging integrated gas projects.
Revision of Actuarial Assumptions

     Effective December 31, 2002, Marathon revised the actuarial assumptions related to its pension and other postretirement plans. The discount rate was lowered from 7 percent to 6.5 percent. The expected rate of return on plan assets was reduced from 9.5 percent to 9 percent. The annual rate of increase in per capita cost of covered health care benefits was increased from 7.5 percent to 10 percent. Marathon recognized an unfavorable pension adjustment of $33 million to other comprehensive income, a component of stockholders' equity, in the fourth quarter 2002.
     Marathon expects that pension and other postretirement plan expense in 2003 will increase approximately $75 million from 2002 levels. MAP is required to fund a cash contribution of approximately $35 million to its pension plan by the third quarter 2003.
                                      -xxx-
     This release contains forward-looking statements with respect to the timing and levels of the company's worldwide liquid hydrocarbon and natural gas and condensate production and sales, methanol production, future exploration and drilling activity, additional reserves, plans for a LNG regasification, power generation and water treatment complex, permit approval for this complex, the estimated commencement date of pipeline facilities and pipeline deliveries, the scheduled closing of the Williams Travel Centers acquisition, and expected increases in pension and postretirement plan expense. Some factors that could potentially affect worldwide liquid hydrocarbon and natural gas and condensate production and sales, and the exploration and drilling activities include acts of war or terrorist acts and the governmental or military response thereto, pricing, supply and demand for petroleum products, amount of capital available for exploration and development, occurrence of acquisitions/dispositions of oil and gas properties, regulatory constraints, timing of commencing production from new wells, drilling rig availability and other geological, operating and economic considerations. Factors affecting methanol production may include environmental risk, competition, government regulation or action and plant operations. The forward-looking information related to the construction of the LNG regasification, power generation and water treatment complex may differ significantly from those presently anticipated. Factors, but not necessarily all factors that could adversely affect these expected results include: unforeseen difficulty in negotiation of definitive agreements among project participants, identification of additional participants to reach optimum levels of participation, inability or delay in obtaining necessary government and third-party approvals, arranging sufficient project financing, unanticipated changes in market demand or supply, competition with similar projects, environmental issues and availability or construction of sufficient LNG vessels. Factors affecting the permitting process include government review and approval. The forward-looking information related to reserve additions is based on certain assumptions, including, among others, presently known physical data concerning size and character of reservoirs, economic recoverability, technology development, future drilling success, production experience, industry economic conditions, levels of cash flow from operations and operating conditions. Factors that could impact the estimated commencement date of pipeline facilities and pipeline deliveries include completion of construction and resolution of pending litigation. The planned acquisition of Williams Travel Centers is dependent on regulatory approvals and other closing conditions. Factors affecting the pension and other postretirement plan expense include without limitation, market conditions, changes in the workforce, health care cost trends and benefit changes by the company. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2001 and subsequent forms 10-Q and 8-K, cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Contacts:            Paul Weeditz              713-296-3910
                           Susan Richardson          713-296-3915
Investor Relations:        Ken Matheny               713-296-4114
                           Howard Thill              713-296-4140



                            MARATHON OIL CORPORATION
             CONDENSED CONSOLIDATED STATEMENT OF INCOME (Unaudited)
             ------------------------------------------------------



                                                                               Fourth Quarter             Twelve Months
                                                                                    Ended                     Ended
                                                                                 December 31               December 31
(Dollars in millions, except per share amounts)                               2002         2001         2002         2001
-------------------------------------------------------------------------------------------------------------------------
REVENUES AND OTHER INCOME:
  Revenues................................................................    $8,530       $6,816      $31,464      $33,075
  Dividend and investee income............................................        53           32          157          138
  Net gains (losses) on disposal of assets................................        21            3           65         (177)
  Gain (loss) on ownership change in Marathon
  Ashland Petroleum LLC...................................................         3           (1)          12           (6)
  Other income............................................................         7            9           22           92
                                                                              ------       ------       ------       ------
     Total revenues and other income......................................     8,614        6,859       31,720       33,122
                                                                              ------       ------       ------       ------
COSTS AND EXPENSES:
  Cost of revenues (excludes items shown below)...........................     6,481        4,813       23,676       23,311
  Selling, general and administrative expenses............................       255          221          843          726
  Depreciation, depletion and amortization................................       321          324        1,215        1,236
  Taxes other than income taxes...........................................     1,121        1,138        4,508        4,679
  Exploration expenses....................................................        54           75          184          144
  Inventory market valuation (credit) charges.............................         -           72          (72)          72
                                                                              ------       ------       ------       ------
     Total costs and expenses.............................................     8,232        6,643       30,354       30,168
                                                                              ------       ------       ------       ------
INCOME FROM OPERATIONS....................................................       382          216        1,366        2,954
Net interest and other financial costs....................................        53           39          268          173
Minority interest in income of Marathon Ashland
 Petroleum LLC............................................................        35           54          173          704
                                                                              ------       ------       ------       ------
INCOME FROM CONTINUING OPERATIONS BEFORE
 INCOME TAXES.............................................................       294          123          925        2,077
Provision for income taxes................................................       100           70          389          759
                                                                              ------       ------       ------       ------
INCOME FROM CONTINUING OPERATIONS.........................................       194           53          536        1,318
DISCONTINUED OPERATIONS:
  Loss from discontinued operations.......................................         -         (156)           -         (169)
  Loss on disposition of United States Steel..............................         -         (971)           -         (984)
                                                                              ------       ------       ------       ------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSS AND
 CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING
 PRINCIPLES...............................................................       194       (1,074)         536          165
Extraordinary loss on early extinguishment of debt.......................-         -          (33)           -
Cumulative effect of changes in accounting
 principles...............................................................         -           -            13           (8)
                                                                              ------       ------       ------      -------
NET INCOME (LOSS).........................................................       194       (1,074)         516          157
Dividends on preferred stock..............................................         -            2            -            8
Excess redemption value on preferred securities
 applicable to:
  Steel Stock.............................................................         -           14            -           14
  Marathon Oil Corporation common stock...................................         -            1            -            1
                                                                              ------       ------       ------       ------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK(S)...........................      $194      $(1,091)        $516         $134
                                                                              ======       ======       ======       ======

The following notes are an integral part of this Condensed Consolidated Statement of Income.


                            MARATHON OIL CORPORATION
       CONDENSED CONSOLIDATED STATEMENT OF INCOME (Continued) (Unaudited)
       ------------------------------------------------------------------


                                                                               Fourth Quarter             Twelve Months
                                                                                    Ended                     Ended
                                                                                 December 31               December 31
(Dollars in millions, except per share amounts)                               2002         2001         2002         2001
---------------------------------------------------------------------------------------------------------------------------
APPLICABLE TO MARATHON OIL CORPORATION COMMON STOCK:
  Income from continuing operations.......................................      $194          $52         $536       $1,317
     - Per share - basic and diluted......................................       .62          .17         1.72         4.26

  Net income (loss).......................................................       194         (898)         516          377
     - Per share - basic and diluted......................................       .62        (2.90)        1.66         1.22

  Dividends paid per share................................................       .23          .23          .92          .92

  Weighted average shares, in thousands
     - Basic..............................................................   309,914      309,428      309,792      309,150
     - Diluted............................................................   309,945      309,681      309,951      309,510


APPLICABLE TO STEEL STOCK:

  Net loss................................................................        $-        $(193)          $-       $ (243)
     - Per share - basic..................................................         -        (2.17)           -        (2.73)
     - Per share - diluted................................................         -        (2.17)           -        (2.74)

  Dividends paid per share................................................         -          .10            -          .55

  Weighted average shares, in thousands
     - Basic and diluted..................................................         -       89,222            -       89,058



The following notes are an integral part of this Condensed Consolidated Statement of Income.

                            MARATHON OIL CORPORATION
                SELECTED NOTES TO FINANCIAL STATEMENT(Unaudited)
                ------------------------------------------------


1. Marathon Oil Corporation (Marathon), formerly USX Corporation, is engaged in worldwide exploration and production of crude oil and natural gas; domestic refining, marketing and transportation of crude oil and petroleum products primarily through its 62 percent owned subsidiary, Marathon Ashland Petroleum LLC (MAP); and other energy related businesses.

     Prior to December 31, 2001, Marathon had two outstanding classes of common stock: USX-Marathon Group common stock (Marathon Stock), which was intended to reflect the performance of Marathon's energy business, and USX-U. S. Steel Group common stock (Steel Stock), which was intended to reflect the performance of Marathon's steel business. As described further in Note 2, on December 31, 2001, Marathon disposed of its steel business by distributing the common stock of its wholly owned subsidiary United States Steel Corporation (United States Steel) to holders of Steel Stock in exchange for all outstanding shares of Steel Stock on a one-for-one basis (the Separation).

2. On December 31, 2001, in a tax-free distribution to holders of Steel Stock, Marathon exchanged the common stock of United States Steel for all outstanding shares of Steel Stock on a one-for-one basis. The net assets of United States Steel were approximately the same as the net assets attributable to Steel Stock at the time of the Separation, except for a value transfer of $900 million in the form of additional net debt and other financings retained by Marathon.

     The income from discontinued operations for the periods ended December 31, 2001, represents the net income attributable to the Steel Stock for the periods presented, except for certain limitations on the amounts of corporate administrative expenses and interest expense (net of income tax effects) allocated to discontinued operations as required by generally accepted accounting principles in the United States.

     The financial results of United States Steel have been reclassified as discontinued operations for the fourth quarter and twelve months ended December 31, 2001, in the Statement of Income and are summarized as follows:


                                                                                  Fourth Quarter       Twelve Months
                                                                                        Ended               Ended
                                                                                    December 31,          December 31,
     (In millions)                                                                      2001                 2001
   ------------------------------------------------------------------------------------------------------------------
     Revenues and other income....................................................     $1,414                $6,375
     Costs and expenses...........................................................      1,658                 6,755
                                                                                       ------                ------
     Loss from operations.........................................................       (244)                 (380)
     Net interest and other financial costs.......................................         53                   101
                                                                                       ------                ------
     Loss before income taxes.....................................................       (297)                 (481)
     Provision (credit) for estimated income taxes................................       (141)                 (312)
                                                                                       ------                ------
     Net loss ....................................................................      $(156)                $(169)
                                                                                       ======                ======


                            MARATHON OIL CORPORATION
                SELECTED NOTES TO FINANCIAL STATEMENT(Unaudited)
                ------------------------------------------------

2.   (Continued)

     The following is a reconciliation of income from continuing operations to net income applicable to Marathon Oil Corporation Common Stock:


                                                                         Fourth Quarter      Twelve Months
                                                                              Ended              Ended
                                                                          December 31,       December 31,
     (In millions)                                                            2001                2001
   --------------------------------------------------------------------------------------------------------
     Income from continuing operations................................          $53             $1,318
     Excess redemption value..........................................           (1)                (1)
                                                                             ------             ------
     Income from continuing operations applicable
        to Marathon Oil Corporation Common Stock......................          $52             $1,317

     Loss on disposition of United States Steel.......................         (971)              (984)

     Cumulative effect of accounting principle........................          --                  (8)

     Amounts included above attributable to Steel Stock:
        Selling, general and administrative expenses..................            8                 25
        Net interest and other financial costs........................           14                 39
        Provision for income taxes....................................          (7)                (23)
        Costs related to separation included in loss on
           disposition of United States Steel net of tax..............           6                  11
                                                                           ------             ------
     Net income (loss) applicable to Marathon Oil
        Corporation Common Stock......................................       $(898)               $377
                                                                             ======             ======


3. During 2002, in two separate transactions, Marathon acquired interests in the Alba Field offshore Equatorial Guinea, West Africa, and certain other related assets.

     On January 3, 2002, Marathon acquired certain interests from CMS Energy Corporation for $1,005 million. Marathon acquired three entities that own a combined 52.4% working interest in the Alba Production Sharing Contract and a net 43.2% interest in an onshore liquefied petroleum gas processing plant through an equity method investee. Additionally, Marathon acquired a 45% net interest in an onshore methanol production plant through an equity method investee. Results of operations for the twelve months of 2002 include the results of the interests acquired from CMS Energy from January 3, 2002.

     On June 20, 2002, Marathon acquired 100% of the outstanding stock of Globex Energy, Inc. (Globex) for $155 million. Globex owned an additional 10.9% working interest in the Alba Production Sharing Contract and an additional net 9.0% interest in the onshore liquefied petroleum gas processing plant. Globex also held oil and gas interests offshore Australia. Results of operations for the twelve months of 2002 include the results of the Globex acquisition from June 20, 2002.

                            MARATHON OIL CORPORATION
                SELECTED NOTES TO FINANCIAL STATEMENT(Unaudited)
                ------------------------------------------------

4. Marathon has established an inventory market valuation (IMV) reserve to reduce the cost basis of its inventories to current market value. Quarterly adjustments to the IMV reserve result in noncash charges or credits to income from operations. Decreases in market prices below the cost basis result in charges to income from operations. Once a reserve has been established, subsequent inventory turnover and increases in prices (up to the cost basis) result in credits to income from operations. Twelve months ended December 31, 2002, results of operations includes credits to income from operations of $72 million.




                            MARATHON OIL CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                 -----------------------------------------------

                                                                      Fourth Quarter             Twelve Months
                                                                           Ended                     Ended
                                                                        December 31               December 31
(Dollars in millions)                                                 2002        2001         2002         2001
-----------------------------------------------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS
  Exploration & Production(a)
   United States.................................................      $198         $115         $687       $1,122
   International.................................................       147            5          346          297
                                                                      -----        -----        -----        -----
       E&P Segment Income........................................       345          120        1,033        1,419
  Refining, Marketing & Transportation(b)........................        88          221          356        1,914
  Other Energy Related Businesses(a).............................        15           22           78           62
                                                                      -----        -----        -----        -----
       Segment Income............................................      $448         $363       $1,467       $3,395

Items Not Allocated To Segments:
  Administrative Expenses........................................       (69)         (74)        (194)         (201)
  Inventory Market Valuation Credit(Charges).....................         -          (72)          72          (72)
  Gain on lease resolution with U.S. Government..................         -            -            -           59
  Gain (Loss) on Ownership Change - MAP..........................         3           (1)          12            (6)
  Contract settlement............................................         -            -          (15)           -
  Gain on asset disposition......................................         -            -           24            -
  Loss related to sale of certain Canadian assets................         -            -            -          (221)
                                                                     ------       ------       ------       ------
      Income From Operations.....................................      $382         $216       $1,366       $2,954

CAPITAL EXPENDITURES
  Exploration & Production(a)....................................      $219         $344         $873         $937
  Refining, Marketing & Transportation...........................       318          226          621          591
  Other(a)(c)....................................................        14           49           80          111
                                                                      -----        -----        -----        -----
      Total......................................................      $551         $619       $1,574       $1,639

EXPLORATION EXPENSE
  United States..................................................       $45          $50         $130          $84
  International..................................................         9           25           54           60
                                                                      -----        -----        -----        -----
      Total......................................................       $54          $75         $184         $144

OPERATING STATISTICS
Net Liquid Hydrocarbon Production(d)(f)
    United States................................................     109.5        130.3        116.1        126.3
    U.S. Equity Investee (MKM)...................................       8.4          8.9          8.5          9.4
                                                                     ------       ------       ------       ------
       Total United States......................................      117.9        139.2        124.6        135.7

    Europe.......................................................      55.5         43.8         51.9         46.2
    Other International..........................................       6.4          6.1          5.3         11.0
    West Africa..................................................      30.2         12.1         25.3         16.0
    International Equity Investee (CLAM).........................         -           .1            -           .1
                                                                     ------       ------       ------       ------
       Total International.......................................      92.1         62.1         82.5         73.3
                                                                     ------       ------       ------       ------
       Worldwide.................................................     210.0        201.3        207.1        209.0

 Net Natural Gas Production(e)(f)(g)
    United States................................................     749.3        857.4        744.8        793.0

    Europe.......................................................     287.7        339.5        303.5        326.4
    Other International..........................................     103.9        114.9        103.9        122.8
    West Africa..................................................      67.9            -         53.3            -
    International Equity Investee (CLAM).........................      29.3         28.2         24.8         30.8
                                                                     ------       ------       ------       ------
        Total International......................................     488.8        482.6        485.5        480.0
                                                                     ------      -------      -------       ------
        Worldwide................................................   1,238.1      1,340.0      1,230.3      1,273.0


Total production (MBOEPD)........................................     416.4        424.6        412.2        421.2



                            MARATHON OIL CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                 -----------------------------------------------


                                                                               Fourth Quarter             Twelve Months
                                                                                    Ended                     Ended
                                                                                 December 31               December 31
(Dollars in millions)                                                          2002        2001         2002         2001
--------------------------------------------------------------------------------------------------------------------------
OPERATING STATISTICS
Average Sales Prices (excluding derivative gains and losses)
  Liquid Hydrocarbons
    United States.........................................................    $24.22       $15.15       $22.00       $20.62
    U.S. Equity Investee (MKM)............................................     26.51        17.93        24.65        23.37
      Total United States ................................................     24.38        15.33        22.18        20.81

    Europe................................................................     26.74        16.78        24.40        23.49
    Other International...................................................     26.07        18.34        23.92        21.40
    West Africa...........................................................     23.32        17.63        22.62        24.36
    International Equity Investees (CLAM).................................     21.50        26.36        15.87        28.28
      Total International.................................................     25.57        17.11        23.82        23.37

      Worldwide...........................................................    $24.90       $15.88       $22.84       $21.71

  Natural Gas
    United States.........................................................     $3.42        $2.32        $2.87        $3.69

    Europe................................................................      2.85         3.01         2.67         2.78
    Other International...................................................      4.14         2.40         3.29         4.17
    West Africa...........................................................       .24            -          .24            -
    International Equity Investees (CLAM).................................      3.30         3.15         3.05         3.38
      Total International.................................................      2.79         2.87         2.55         3.17

      Worldwide...........................................................     $3.17        $2.52        $2.75        $3.49

Average Sales Prices (including derivative gains and losses)
  Liquid Hydrocarbons
    United States.........................................................    $24.66       $16.50       $21.65       $21.00
    U.S. Equity Investee (MKM)............................................     26.51        17.93        24.65        23.37
      Total United States ................................................     24.80        16.59        21.86        21.16

     Europe...............................................................     27.25        16.78        24.53        23.49
    Other International...................................................     26.07        18.34        23.92        21.40
    West Africa...........................................................     23.32        17.63        22.62        24.36
    International Equity Investees (CLAM).................................     21.50        26.36        15.87        28.28
      Total International.................................................     25.88        17.11        23.90        23.37

      Worldwide...........................................................    $25.27       $16.75       $22.67       $21.94

  Natural Gas
    United States.........................................................     $3.56        $2.54        $3.05        $3.92


    Europe................................................................      3.83         3.01         2.82         2.78
    Other International...................................................      4.14         2.40         3.29         4.17
    West Africa...........................................................       .24            -          .24            -
    International Equity Investees (CLAM).................................      3.30         3.15         3.05         3.38
      Total International.................................................      3.36         2.87         2.65         3.17

      Worldwide...........................................................     $3.47        $2.66        $2.88        $3.64

MAP:

Crude Oil Refined(d)......................................................     830.5        925.2        906.3        928.8
Consolidated Refined Products Sold(d).....................................   1,305.5      1,316.7      1,318.4      1,304.4
     Matching buy/sell volumes included in refined
     products sold(d).....................................................      53.8         48.3         70.7         45.0
Refining and Wholesale Marketing Margin(h)(i).............................    $.0460       $.0642       $.0387       $.1167
Number of SSA retail outlets(k)...........................................     2,006        2,104            -            -
SSA Gasoline and Distillate Sales(j)(k)...................................       897          915        3,604        3,572
SSA Gasoline and Distillate Gross Margin(h)(k)............................    $.1010       $.1139       $.1007       $.1206
SSA Merchandise Sales(k)..................................................      $583         $584       $2,380       $2,253
SSA Merchandise Gross Margin(k)...........................................      $140         $140         $576         $527

                            MARATHON OIL CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
                 -----------------------------------------------


     (a) In the fourth quarter 2002, Marathon changed its internal reporting to include costs of certain emerging integrated gas projects in Other Energy Related Business. Previously in 2002, these costs were reported in Exploration and Production. Segment income and capital expenditures for previous quarters in 2002 have been revised to reflect this change.
     (b) Includes MAP at 100%. RM&T segment income includes Ashland's 38% interest in MAP of $36 million, $84 million, $146 million and $735 million in the fourth quarter and twelve month year-to-date 2002 and 2001, respectively.
     (c) Includes other energy related businesses and corporate capital expenditures. (d) Thousands of barrels per day (e) Millions of cubic feet per day
     (f) Amounts reflect sales before royalties, if any, excluding Canada, Equatorial Guinea, Gabon and the United States where amounts are shown after royalties.
     (g) Includes gas acquired for injection and subsequent resale of 4.5, 7.6,
         4.4 and 8.1 mmcfd in the fourth quarter and twelve month year-to-date 2002 and 2001, respectively.
     (h) Per gallon
     (i) Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.
     (j) Millions of gallons
     (k) Excludes travel centers contributed to Pilot Travel Centers LLC. Periods prior to September 1, 2001 have been restated.